EXECUTIVE EMPLOYMENT AGREEMENT

       THIS AGREEMENT is made and entered into this 11th day of September, 2006, by and between Cycle Country Accessories Corporation, an Iowa Corporation, (hereinafter referred to as the "Corporation") and Randy Kempf, of Greenwood, Indiana, (hereinafter referred to as the "Executive").

       WHEREAS the Corporation has been actively pursuing a replacement for its previous President and Chief Executive Officer and as such has met with and interviewed the Executive, and is desirous of employing the Executive in an executive and managerial capacity for the Corporation; and

       WHEREAS the Executive is agreeable to becoming employed by the Corporation in an executive and managerial capacity for a period of 36 (thirty-six) months and is willing to accept and undertake such employment.

       NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND MUTUAL COVENANTS HEREIN SET FORTH, THE CORPORATION AND THE EXECUTIVE AGREE AS
FOLLOWS:

       1.	EMPLOYMENT. The Corporation agrees to and does hereby
employ the Executive and the Executive agrees to and does hereby accept employment by the Corporation, in the capacity of President and Chief Executive Officer for a period of 36 (thirty-six) months commencing the 18th day of September, 2006 to the 18th day of September, 2009. This agreement will automatically be extended for incremental thirty-six (36) month periods upon the conclusion of the existing period, unless the Executive is unable, as provided in sections 6 and 7 hereof, or discharged for cause, as provided in section 8 hereof.

       2.	SCOPE OF SERVICES.  The Executive shall serve as President
and Chief Executive Officer of the Corporation. As such, the Executive shall be in full charge of the operations of the Corporation or


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Corporation's business affairs, subject to the directions of the chairman of the Board of Directors and also subject at all times to the control of the Board of Directors.

       3.	FULL-TIME SERVICES. The Executive agrees that during the
term of his employment he will (subject to the provisions of Section 6 hereof), devote substantially all of his time and energies, during business hours, to the supervision, management, and conduct of the business affairs of the Corporation. The Executive will faithfully and to the best of his ability, discharge his duties hereunder to the furtherance of the interests of the Corporation. The Executive will not accept other gainful employment, become or remain an officer or director in any other Corporation, except with the consent of the Board of Directors of the Corporation.

       4.	PLACE OF EMPLOYMENT.  The Executive will perform his
services hereunder at the principal office of the Corporation, which is presently located at 2188 Highway 86, Milford, Iowa, or at such other locations as directed by the Corporation.

       5.	COMPENSATION.  For all services to be rendered hereunder by
the Executive, the Corporation will pay the Executive (1) basic current compensation; (2) bonus Compensation; and (3) fringe benefits, as hereinafter set forth.

       A.	Basic Current Compensation  The Executive shall
(except as otherwise provided in Section 6 hereof) receive, during the term of his employment, basic current compensation at the rate of $187,500.00 per annum. Said amount shall be payable in equal weekly installments. In the event the Executive's employment is terminated by death, as provided in Section 7 hereof, the Corporation will continue to pay the Executive or his designee, or the executor of his estate, the basic current compensation for a period of three (3) months from the end of the month in which such death occurs. Said amounts shall be payable weekly.

       B.	Bonus Compensation.


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       1)	Signing Bonus Compensation.  The Executive shall
receive a signing bonus equivalent to $100,000.00 to be paid in stock in the Corporation. This stock shall be valued at the average per share price on the day of commencement of employment, with 25 percent issued on the first day of employment and the remaining 75% issued in equal increments of 25% on the anniversary date of the commencement of employment during the next three years of employment.

       2)	Annual Bonus Compensation. In addition to the
basic current compensation and signing bonus, the Executive shall receive bonus compensation, which will be three percent (3%) of the pre-tax net income in excess of the average of pre-tax net income for the prior three years (Fiscal 2004, 2005, and 2006). This annual bonus compensation shall be for fiscal year 2007 and beyond and shall be paid in stock, cash, or a combination of stock and cash at the discretion of the Executive. Any portion which is taken in stock will be valued at the average price on the last trading day of the fiscal year. The prior three-year average is estimated to be approximately $1.667 million dollars and will be adjusted based on the actual fiscal 2006 pre-tax net income.

       3)	Moving and Relocation Reimbursement.  The
Corporation hereby agrees to reimburse the Executive for realtor's fees, attorney's fees, and other normal closing costs associated with the sale of his existing residence, which will be paid within 10 days of submittal of proof of the expenses. The Corporation will also reimburse the Executive for actual moving costs (rental of moving van, packing, loading and unloading - but not unpacking). There will be no reimbursement for the moving of RVs or similar vehicles, with the exception of the Executive's boat and boat trailer, which will be paid for by the Corporation, or the Executive may choose a payment of $200.00 for excess costs of relocation, should he elect to tow the boat and


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it's trailer by himself.  Normal mileage reimbursements
(.40 cents per mile) associated with the relocation, will be paid for by the Corporation. The Corporation will be responsible for contracting with the moving company directly and the payment of the moving company's invoice.

       The Corporation will further reimburse the Executive for normal closing costs associated with the purchase of a residence near your place of employment within 10 days of submittal of proof of the expenses. The Corporation will not reimburse the Executive for any "points" or costs associated with acquiring a lower mortgage interest rate.

       The Corporation agrees to reimburse the Executive for temporary living costs for a place of residence approved by the Corporation for a period not to exceed 16 weeks after the date of commencement of employment, including mileage and/or airfare between the Executive's existing residence and the new or temporary residence every other weekend. It is understood between the parties that the Executive, upon the acquisition of a new residence, will immediately occupy that residence after closing and use that residence, even though Executive's family may not relocate until near the end of said 16 week period. During the period of time between occupancy of a newly acquired residence and the actual relocation of the Executive's family to this area, the Corporation will continue to pay mileage or airfare back and forth every other weekend and, in addition, will pay airfare or mileage to allow for Executive's spouse to make 2 trips to this area during that 16 week period. In addition, the Corporation will gross-up on a one-time basis and reimburse the Executive for any taxes, which become due as a result of the moving cost reimbursement.



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       The Corporation agrees to pay the Executive a mortgage
interest rate differential in the event that the mortgage
on his new residence is higher than his existing mortgage interest rate. The Corporation will pay to the Executive that differential based on the difference between those
rates for the first 5 years of ownership. This interest differential will apply to the sum of your current mortgage (estimated to be approximately $200,000.00), plus up to an additional $200,000.00 on the Executive's new residence in
this area.  An example:	If your current mortgage is
$200,000.00, and becomes a mortgage of $400,000.00 on a residence purchased here, and the difference in the mortgage rates between your current rate and new rate is 2.5%, the Corporation will pay the differential of $10,000.00 per year, for the first 5 years, conditioned only on your being an employee of the Corporation at the end of each of those 5 years.

       C.	Fringe Benefits.

       1)	Health/Life/401K. The Executive shall receive
health insurance coverage for himself and all family members, life insurance, and 401K benefits identical to those supplied to other employees of the Corporation as provided for in the Employee's Manual.

       2)	Sick Pay and Holidays.  The Executive shall
receive sick pay and holidays as are in effect for all other employees with a waiver of any eligibility requirements.

       3)	Vacation.  The Executive shall receive paid
vacation based on that provided for in the Employee Manual for an employee with 14 years of service. This rate is currently 13.33 hours per month.

       6.	DISABILITY.  In the event that the Executive should become
disabled or incapacitated by illness or otherwise, for a continuous period of not less than six (6) months, during which time he shall be


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unable to perform the duties required of him under this Agreement, the
Board of Directors of the Corporation, acting in good faith, may terminate the employment of the Executive hereunder. Said termination shall be delivered to Executive and shall specify the effective termination of employment date, which date shall be thirty (30) days or more from the date of such notice. No such right of termination may be exercised, in the absence of written consent of the Executive until after the initial six (6) months disability, unless a qualified independent physician shall have certified that the Executive is (1) permanently disabled or (2) incapable of resuming substantially full-time performance of his duties, under the Agreement, for a period of at least six (6) months after the end of his initial disability. Said independent physician shall be selected by the Corporation and approved by the Executive. If the Executive is unable to give such approval, such physician shall be approved by an adult member of his family. In the event of termination of the Executive's employment pursuant to this Section, the Executive shall be entitled to receive the basic current compensation for a period of six (6) months from the effective termination of his employment date, which date is specified in the notice of termination contemplated by this paragraph of this Agreement. In addition, the Executive shall be entitled to receive any bonuses declared under the provisions of Section 5B2 hereof for the year in which the termination occurs. The bonuses shall be prorated to reflect the percentage of the year that the Executive was employed. The effective termination of employment date shall be used in calculation of such percentage.

       EXAMPLE:

       Executive's bonus (based on calculation in Section 5B2)
       Effective date of termination of employment is April 1st.
       Executive's Bonus reduced by 50 percent

       7.	DEATH.  In the event of the death of the Executive, all




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compensation shall terminate at the expiration of the month of his death, except as provided in Section 5A and except Executive's estate will be entitled to receive bonus compensation payable pursuant to
Section 5Bb reduced to reflect the percentage of the year following the date of death. Said bonus compensation shall be calculated as provided in Section 6 hereof, except the date of death shall be substituted for the effective date of termination of employment.

       8.	TERMINATION OF EMPLOYMENT AGREEMENT.  In the event that the
Executive shall wish to voluntarily terminate this Agreement, he shall give 180 days written notice of the Corporation of his intent to terminate this Agreement At the time of said termination, all compensation which the Executive is receiving pursuant to this Agreement shall cease, except for any bonuses to be paid under the provisions of Section 5B2 hereof for the year the year in which the termination occurs. The bonuses shall be prorated to reflect the percentage of the year that the Executive was employed. Should the Executive terminate during the first year of his employment under this Agreement, he shall forfeit any bonus compensation which he was entitled under Section 5B.

       9.	DISCHARGE FOR CAUSE.  The Board of Directors of the
Corporation may discharge the Executive, before the expiration of a contractual term of employment, for such negligence or misconduct, either by omission or commission by the Executive, as shall constitute as a matter of law a breach of the Executive's obligations hereunder and would be grounds for the denial of unemployment benefits under the laws of the State of Iowa.

       10.	INVENTIONS.  The Executive agrees, that so long as he is
employed hereunder, any and all inventions, whether patentable or not, developed by him during the period of employment and pertaining to the general lines of the products of the Corporation, or any of the other involved corporations, shall be the sole property of said Corporation. The Executive shall not be entitled to any additional compensation on account of such inventions.


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       11.	COVENANT NOT TO COMPETE.  Executive agrees that he will not
compete with the Corporation, directly or indirectly, as an officer, principal, stockholder, agent, employee or otherwise, either alone or in association with other persons, firms or corporations, in any place within or without the United States of America, regarding the production, manufacture, sale or distribution of any products similar to those produced, manufactured, sold or distributed by the Corporation, except with the prior written consent of the Corporation.
This Agreement shall cover any period of time during which he is receiving or is entitled to receive compensation hereunder, and also a period of two (2) years thereafter. The Executive further agrees, that during such periods, he will not disclose to any other person or business entity any trade secrets or other confidential information as to the Corporation.

       12.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding
upon and inure to the benefit of the personal representatives and successors in interest of the Executive, the personal representatives and successors in interest of the Corporation.

       "Corporation":   Cycle Country Accessories, Corp.


                               By:  /s/ John Gault
                                    ------------------
                                    Title: Interim CEO




                                    /s/ Randy Kempf
                                    ------------------------
                                    Randy Kempf, "Executive"



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